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                                                                     EXHIBIT 8.2

                   [ARTHUR ROBINSON & HEDDERWICKS LETTERHEAD]



21, November, 1997


Apache Corporation
Suite 100
2000 Post Oak Boulevard
Houston, Texas 77056-4400
USA

Apache Finance Pty Ltd
Level 3
256 St Georges Terrace
Perth WA 6000

Dear Sirs:

APACHE FINANCE PTY LTD - GUARANTEED DEBT SECURITIES

         We have acted as Australian Tax Counsel to Apache Corporation (APACHE) and Apache Finance Pty Ltd (the COMPANY) in connection with the offering by the Company of up to US $300,000,000 of debt securities (the DEBT SECURITIES).

         We hereby confirm that the statements set forth under the heading CERTAIN TAX CONSIDERATIONS - AUSTRALIAN TAXATION CONSIDERATIONS and DESCRIPTION OF DEBT SECURITIES AND GUARANTEES - PAYMENT OF ADDITIONAL AMOUNTS in the registration statement, relating to the Debt Securities (the REGISTRATION STATEMENT) constitutes our opinion as to the principal Australian income tax consequences of the acquisition, ownership and disposition of the Debt Securities.

         Our opinion is limited to matters of Australian income tax law and is based upon Australian income tax law as at the date of this letter and the description of the Debt Securities contained in the Registration Statement. We express no opinion as to any other matters.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading CERTAIN TAX CONSIDERATIONS - AUSTRALIAN TAXATION CONSIDERATIONS in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Yours faithfully,

                                        /s/ ARTHUR ROBINSON & HEDDERWICKS